EXHIBIT 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the references to our firm in this Amendment No. 2 (Registration No. 333-146391) to the Registration Statement on Form S-1 to be filed by Resolute Energy Partners, LP on or about January 4, 2008, and to the inclusion of our audit letter, dated December 31, 2007, as an appendix to the prospectus included in that registration statement and/or as an exhibit to that registration statement. We further consent to the reference to our firm as experts in this Form S-1, including the prospectus included in this Form S-1.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
President and Chief Operating Officer

Dallas, Texas
January 3, 2008